                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant / /
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /        Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/        Definitive Proxy Statement
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Section 240.14a-11(c) or
           Section 240.14a-12

                               GARAN, INCORPORATED
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

     PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

/X/   No fee required.

/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      (1) Title of each class of securities to which transaction applies:

      --------------------------------------------------------------------------
      (2)  Aggregate number of securities to which transaction applies:

      --------------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      --------------------------------------------------------------------------
      (4)  Proposed maximum aggregate value of transaction:

      --------------------------------------------------------------------------
      (5)  Total fee paid:

      --------------------------------------------------------------------------

/ /   Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:

      --------------------------------------------------------------------------
      (2)  Form, Schedule or Registration Statement No.:

      --------------------------------------------------------------------------
      (3)  Filing Party:

      --------------------------------------------------------------------------
      (4)  Date Filed:

      --------------------------------------------------------------------------

                   GARAN, (Registered Trademark) INCORPORATED


                                350 FIFTH AVENUE
                              NEW YORK, N.Y. 10118

                              ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MARCH 1, 2002

                              ---------------------

     PLEASE TAKE NOTICE that the Annual Meeting of Shareholders of GARAN, INCORPORATED, a Virginia corporation, will be held on March 1, 2002, at 1:30 p.m., at the Marriott, 1700 Jefferson Davis Highway, Arlington, Virginia, for the following purposes:

     1. To elect three directors to the Board of Directors for a term of three years each;

     2. To ratify the selection of Citrin Cooperman & Company, LLP as the Company's independent certified public accountants for the fiscal year ending September 30, 2002; and

     3. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on January 24, 2002, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only shareholders of record as of that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                       By Order of the Board of Directors,



                                                      MARVIN S. ROBINSON
                                                                  Secretary

New York, New York
January 28, 2002





     PLEASE SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

                   GARAN, (Registered Trademark) INCORPORATED


                                350 FIFTH AVENUE
                              NEW YORK, N.Y. 10118

                              ---------------------

                                 PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Garan, Incorporated ("Company") of Proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on March 1, 2002. The Company's Annual Report for the fiscal year ended September 30, 2001, a Notice of Annual Meeting, and a Proxy accompany this Proxy Statement. The Proxy may be revoked by the person giving it at any time prior to its use by giving written notice of such revocation to Marvin S. Robinson, Secretary, Garan, Incorporated, 350 Fifth Avenue, New York, New York 10118.

     Only holders of Common Stock of record at the close of business on January 24, 2002, are entitled to vote at the meeting. On that date there were 4,500,087 outstanding shares of Common Stock, each share having one vote. Action may be taken at the meeting if the holders of a majority of the shares entitled to vote are represented at the meeting in person or by proxy.

     The Company's executive offices are located at 350 Fifth Avenue, New York, New York 10118.

     The Company's Annual Report, this Proxy Statement, and the Notice of Annual Meeting and Proxy accompanying this Proxy Statement are being mailed to shareholders on or about January 28, 2002.


                              ELECTION OF DIRECTORS

     The Company's Board of Directors consists of nine directors divided into three classes of three directors each. Three directors are to be elected at the meeting for a term of three years each. The election of each nominee requires the affirmative vote of the holders of a plurality of the votes cast in person or by proxy. It is intended that votes will be cast pursuant to the Proxies hereby solicited for the nominees named on the next page, each of whom is presently a director of the Company, unless authority to vote for the election of one or more directors shall have been withheld. Votes that are withheld and broker non-votes will not be included in determining the number of votes cast. If at the time of the election any of the nominees should be unavailable for election, a circumstance which is not anticipated by the Board of Directors, it is intended that the Proxies will be voted for such substitute nominee or nominees as may be selected by the Nominating Committee of the Board of Directors.

     Pursuant to the Company's By-laws, the Board of Directors has nominated the following persons selected by the Nominating Committee to be elected at the Annual Meeting as directors of the Company:

                                                                                                   SERVED AS
                                                                              TERM TO              DIRECTOR
               NAME                          PRINCIPAL OCCUPATION            EXPIRE IN     AGE       SINCE
               ----                          --------------------            ---------     ---     ---------
Richard A. Lichtenstein .........   President, Marathon Communications         2005         48       1989
                                      Incorporated
Seymour Lichtenstein ............   Chairman of the Board (Chief               2005         75       1948
                                      Executive Officer) of the Company
Marvin S. Robinson ..............   Vice President--General Counsel and        2005         68       1983
                                      Secretary of the Company; Attorney

     Seymour Lichtenstein and Marvin S. Robinson have occupied positions with the Company for more than the past five fiscal years. Mr. Robinson also has been a practicing attorney for more than the past five fiscal years as a member of Tannenbaum Dubin & Robinson, LLP, the law firm which has been counsel to the Company for more than the last five fiscal years. The Company intends to continue such firm as counsel for the current fiscal year. Mr. Robinson is also the Secretary of Industri-Matematik International Corp., a NASDAQ listed computer software company which is not engaged in business with the Company. Richard A. Lichtenstein, the son of Seymour Lichtenstein, has been the President and sole shareholder of Marathon Communications Incorporated, a political consulting firm, for more than the past five fiscal years.

     Each of the directors named below will continue in office after the Annual Meeting until his term expires in the year indicated:

                                                                                         SERVED AS   SERVED AS
                                                                         TERM             DIRECTOR    OFFICER
          NAME                      PRINCIPAL OCCUPATION              EXPIRES IN   AGE     SINCE       SINCE
          ----                      --------------------              ----------   ---   ---------   ---------
Stephen J. Donohue..... Regional Manager/Executive Vice President,       2003       57      1993
                          Capital Factors, Inc.
Rodney Faver .......... Employee (Vice President Manufacturing) of       2004       63      1986
                          the Company
Jerald Kamiel ......... President (Chief Operating Officer) of the       2003       58      1979        1979
                          Company
Frank Martucci ........ President, Millcross Fund Management, Inc.       2004       54      1993
Perry Mullen .......... Retired                                          2004       79      1961
William J. Wilson ..... Vice President--Finance and Administration       2003       61      1982        1982
                          of the Company

     Rodney Faver, Jerald Kamiel, and William J. Wilson have occupied positions with the Company for more than the past five fiscal years. Stephen J. Donohue has been the Regional Manager/Executive Vice President of Capital Factors, Inc. for more than the past five fiscal years. Frank Martucci has been the President of Millcross Fund Management, Inc., a private investment company, for more than the past five fiscal years. Perry Mullen occupied a position with the Company until his retirement in 1989 and was a Consultant to the Company from 1990 through 1995. He was an officer of the Company from 1961 to 1989.

     The executive officers of the Company include Messrs. Kamiel, S. Lichtenstein, Robinson, Wilson, and Alexander J. Sistarenik, who has been the Company's Treasurer since 1990. Mr. Sistarenik is 55 years old and has occupied a position with the Company for more than the past five fiscal years. It is anticipated that all executive officers will be re-elected after the 2002 Annual Meeting of Shareholders.

     During the fiscal year ended September 30, 2001, the Board of Directors met four times.


COMPENSATION COMMITTEE

     On November 13, 2000, and again on November 9, 2001, the Board re-appointed a Compensation Committee consisting of Messrs. Donohue, Martucci, and Robinson. Among other matters, the Compensation Committee deals with compensation of the principal officers of the Company and selects and/or designates individuals to participate in the Company's stock option plans and restricted stock plan. See Compensation Committee Report on Executive Compensation below. The Compensation Committee met informally at various times during and after the end of the 2001 fiscal year.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Robinson, the Vice President--General Counsel and Secretary of the Company and a member of Tannenbaum Dubin & Robinson, LLP, the law firm which is counsel to the Company, was a member of the Compensation Committee during fiscal 2001.


AUDIT COMITTEE

     On November 13, 2000, the Board reappointed an Audit Committee consisting of Messrs. Donohue, Martucci, and Robinson. On April 30, 2001, Mr. Robinson resigned from the Audit Committee and the Board appointed Mr. Mullen to serve in his place. On November 9, 2001, the Board reappointed Messrs. Donohue, Martucci, and Mullen as the members of the Audit Committee. As set forth in the Audit Committee Charter, the function of the Audit Committee is to communicate with, and review the activities of, the Company's independent auditors and the Company's management as their respective duties relate to the Company's financial accounting and reporting and its internal controls. Among other matters, the Audit Committee reviews before release the internally prepared quarterly and the audited financial statements with management and the auditors, reviews with the auditors their independence and accountability to the Board, and recommends to the Board whether to retain or replace the auditors. The Audit Committee met four times with respect to the 2001 fiscal year.

     Messrs. Donohue, Martucci, and Mullen are independent members of the Audit Committee as set forth in Section 121 (A) of the listing standards of the American Stock Exchange.


AUDIT COMITTEE REPORT

     The Audit Committee of the Board of Directors hereby reports to the Board of Directors as follows:

     We have reviewed and discussed each quarterly reviewed and the annual audited financial statements of the Company with the Company's management and independent certified public accountants. We have discussed with the Company's independent certified public accountants the matters required to be discussed by SAS 61. We have received the written disclosures from the independent certified public accountants required by Independence Standards Board Standard No. 1 and have discussed with them their independence. We have also considered the professional services rendered to the Company by its independent certified public accountants other than in connection with their review and audit of the Company's financial statements and have determined that such services are compatible with their independence.

     We recommend to the Board of Directors of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001, for filing with the Securities and Exchange Commission. We also recommend to the Board of Directors that Citrin Cooperman & Company, LLP be retained as the Company's independent certified public accountants for the fiscal year ending September 30, 2002.

December 7, 2001

                                                 /s/ STEPHEN J. DONOHUE
                                          -------------------------------------
                                                   Stephen J. Donohue



                                                   /s/ FRANK MARTUCCI
                                          -------------------------------------
                                                     Frank Martucci



                                                    /s/ PERRY MULLEN
                                          -------------------------------------
                                                      Perry Mullen*



                                                 /s/ MARVIN S. ROBINSON
                                          -------------------------------------
                                                  Marvin S. Robinson**


* Mr. Mullen was appointed to the Audit Committee on April 30, 2001, and he took no part in any action taken by the Audit Committee on or prior to that date.

** Mr. Robinson ceased to be a member of the Audit Committee on April 30, 2001, and he took no part in any action taken by the Audit Committee after that date.


NOMINATING COMMITTEE

     On November 9, 2001, the Board appointed a Nominating Committee consisting of Messrs. Kamiel and Wilson to select the management nominees for director. The Nominating Committee met one time. Nominations for directors also may be made by the Company's shareholders in compliance with certain procedures set forth in the Company's By-laws. These procedures include written notice to the Secretary of the Company not less than 45 days prior to the date of the Annual Meeting, provided that if less than 45 days' notice or prior public disclosure of the date of the Annual Meeting is given or made, notice by the shareholder must be delivered not later than the close of business on the 10th day following the earlier of (i) the day on which notice of the date of the Annual Meeting was mailed or (ii) the day on which such public disclosure was made. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election as a director (1) the name, age, business address, and residence address of such person, (2) the principal occupation or employment of such person, (3) the number of shares of the Company's Common Stock which are beneficially owned by such person on the date of such shareholder notice, and (4) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and (b) as to the shareholder giving the notice (1) the name and address, as they appear on the Company's books, of such shareholder and any other shareholders known by such shareholder to be supporting such nominees and (2) the number of shares of the Company's Common Stock which are beneficially owned by such shareholder on the date of such shareholder notice and by any other shareholders known by such shareholder to be supporting such nominees on the date of such shareholder notice.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth information as of January 24, 2002, concerning the Common Stock of the Company beneficially owned by each nominee for director, each director continuing in office, each executive officer, and all officers and directors as a group:


                                                                 AMOUNT AND NATURE OF
                                                                      BENEFICIAL
                   NAME OF BENEFICIAL OWNER                         OWNERSHIP (1)        PERCENT
                   ------------------------                      --------------------    -------
Stephen J. Donohue ..........................................
Rodney Faver ................................................            62,412             1.4
Jerald Kamiel ...............................................           160,175(2)          3.5
Richard A. Lichtenstein .....................................            34,022(3)           *
Seymour Lichtenstein ........................................           724,550(4)         16.1
Frank Martucci ..............................................
Perry Mullen ................................................             4,000              *
Marvin S. Robinson ..........................................             5,956              *
Alexander J. Sistarenik .....................................            15,680(5)           *
William J. Wilson ...........................................            72,425(6)          1.6
All officers and directors as a group (ten persons) .........         1,079,220(7)         23.7

- ----------
*     Less than 1%

(1) Beneficial ownership is based upon 4,500,087 shares of Common Stock outstanding at January 24, 2002. In computing the number of shares beneficially owned and the percentage beneficially owned by a person and by all executive officers and directors as a group, shares of Common Stock which may be acquired currently or within 60 days after January 24, 2002, by exercise of options are included in the number of shares beneficially owned and the number of shares outstanding.

(2)   Includes 20,000 shares subject to options exercisable currently.

(3) Includes 2,596 shares owned by Richard A. Lichtenstein's wife and 1,160 shares held by Richard A. Lichtenstein as custodian for his children.

(4) Includes 34,200 shares owned by The Lichtenstein Foundation, Inc., a charitable foundation of which Seymour Lichtenstein is president and a director, 100 shares owned by Seymour Lichtenstein's wife as custodian for their son, 4,012 shares owned by Seymour Lichtenstein's wife, and 12,500 shares subject to options exercisable currently by Seymour Lichtenstein's wife.

(5)   Includes 8,680 shares subject to options exercisable currently.

(6)   Includes 7,500 shares subject to options exercisable currently.

(7)   Includes 48,680 shares subject to options exercisable currently.

     Except for Seymour Lichtenstein, whose mailing address is 350 Fifth Avenue, New York, New York 10118, as of January 24, 2002, the Company knows of no beneficial owner of more than 5% of its outstanding shares, except as follows (1):

                                                  AMOUNT AND NATURE
                                                    OF BENEFICIAL
       NAME AND ADDRESS OF BENEFICIAL OWNER           OWNERSHIP          PERCENT
       ------------------------------------           ---------          -------
         Private Capital Management, L.P.              875,078(2)(3)       19.4
         3003 Tamiami Trail North
         Naples, Florida 34103

         David A. Dorsky, Karen A. Dorsky,             376,657(4)           8.4
           and Noah P. Dorsky
         11-03 45th Avenue
         Long Island City, New York 11101

         Dimensional Fund Advisors Inc.                304,142(2)           6.8
         1299 Ocean Avenue
         Santa Monica, California 90401

- ----------
(1) The information in the table excludes Cede & Company, holder of record on January 24, 2002, in its capacity as nominee for the Depository Trust Company, of 2,936,188 shares, which constitute 65.2% of the outstanding Common Stock.

(2) As described in filings with the Securities and Exchange Commission and supplemented by other information available to the Company, these owners are registered investment advisors which hold such shares for the benefit of registered investment companies and other institutional accounts.

(3) Pursuant to information supplied to the Company by Legg Mason, Inc. ("LMI"), Private Capital Management, L.P. ("PMC") is a subsidiary of LMI. PMC, together with Royce & Associates, Inc. ("Royce") and Brandywine Asset Management, Inc. ("Brandywine"), two other subsidiaries of LMI which are the owners of 172,700 and 55,400 shares of Common Stock, respectively, are owners of an aggregate of 1,103,178 shares, which constitutes 24.5% of the outstanding Common Stock. LMI has advised the Company that it has established informational barriers with PMC and Royce and that in accordance with Securities and Exchange Commission guidance LMI is not deemed to be the beneficial owner of the Common Stock owned by those entities. PMC, Royce, and Brandywine have each agreed not to acquire additional shares of Common Stock without the consent of the Company, and LMI has agreed to instruct all of its investment advisory subsidiaries other than Legg Mason Wood Walker, Incorporated to refrain from purchasing Common Stock so long as all LMI subsidiaries, in the aggregate, own more than 20% of the outstanding Common Stock.

(4) David A. Dorsky, Noah P. Dorsky, and Karen A. Dorsky own beneficially 52,318, 70,100, and 20,788 shares, respectively, as to which each has sole dispositive power. As Trustees of certain trusts, David A. Dorsky and Noah P. Dorsky share dispositive power over an additional 89,600 shares, and with Karen A. Dorsky as Trustees of certain other trusts and as directors of the Dorsky Foundation, Inc. they share dispositive power over an additional 143,851 shares.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such executive officers, directors, and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms filed by such reporting persons. Based solely on the Company's review of such forms furnished to the Company and representations from certain reporting persons, the Company believes that there was compliance with all filing requirements applicable to the Company's executive officers, directors, and greater than 10% beneficial owners.


                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                                          ------------
                                                                           RESTRICTED
             NAME AND                    ANNUAL COMPENSATION              STOCK AWARDS        ALL OTHER
        PRINCIPAL POSITION        YEAR     BASE SALARY ($)     BONUS ($)     ($) (1)     COMPENSATION ($) (2)
        ------------------        ----   -------------------   ---------  ------------   --------------------
Seymour Lichtenstein(3) ......... 2001         550,000          975,000                        45,000
Chairman                          2000         550,000          870,000                        45,000
                                  1999         550,000          820,000       1,756,672        45,000

Jerald Kamiel ................... 2001         375,000          900,000                         8,930
President                         2000         375,000          800,000                         8,930
                                  1999         375,000          755,000       1,197,731         8,930

William J. Wilson ............... 2001         225,000          505,000                        20,208
Vice President--                  2000         225,000          445,000                        19,854
Finance and Administration        1999         225,000          415,000         718,639        19,854

Marvin S. Robinson(4) ........... 2001         200,000
Vice President--                  2000         200,000
General Counsel and Secretary     1999         200,000

Alexander J. Sistarenik ......... 2001         170,000          130,000
Treasurer                         2000         170,000          115,000
                                  1999         170,000          110,000

- ----------
(1) During fiscal 1999, with the consent of the participants (Messrs. S. Lichtenstein, Kamiel, Wilson, and Rodney Faver, an employee and director of the Company), the Company terminated its Supplemental Executive Retirement Plan ("SERP") effective January 1, 1999, and on May 7, 1999, adopted a Restricted Stock Plan. In lieu of the SERP benefits given up, at the recommendation of the Compensation Committee, the Company awarded 65,670 shares, 44,775 shares, 26,865 shares, and 22,690 shares to Messrs.
      S. Lichtenstein, Kamiel, Wilson, and Faver, respectively, pursuant to the Restricted Stock Plan. The market value on the date of the award is shown in the foregoing table. The restricted shares originally vested at the rate of 20% per year commencing May 7, 2000, as long as the recipient was employed by the Company, provided that in the event a participant's employment with the Company was terminated by the Company for cause prior to May 7, 2004, all of such shares would be forfeited. On April 26, 2001, the Compensation Committee elected to end the restriction period (which action was ratified by the Board), and all shares issued pursuant to the Restricted Stock Plan vested on that date.

(2) All Other Compensation consists of the cost of life insurance paid or to be paid by the Company pursuant to Employment Agreements with the named executive officer which is payable to such executive officer's designated beneficiary. The table excludes compensation payable to the executive officers pursuant to the Company's Retirement Plans including the SERP and the Company's Supplemental Benefit Restoration Plan.

(3) During fiscal 2001, 2000, and 1999, Mr. Lichtenstein's wife received $350,000, $330,000, and $320,000, respectively, in compensation from the Company. Mrs. Lichtenstein has been employed by the Company for the past 31 years and is currently its Vice President--Design.

(4) The salary paid to Mr. Robinson represents part of the fees payable to the law firm, Tannenbaum Dubin & Robinson, LLP, of which Mr. Robinson is a member. The aggregate fees paid to such firm, including Mr. Robinson's salary, were $450,877, $334,410, and $320,985, with respect to fiscal 2001, 2000, and 1999, respectively.


                AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                       NUMBER OF SECURITIES
                                                                            UNDERLYING               VALUE OF UNEXERCISED
                                                                        UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS AT
                                      SHARES                          OF FISCAL YEAR END (#)       FISCAL YEAR END ($) (1)
                                    ACQUIRED ON        VALUE        ---------------------------   ---------------------------
NAME                               EXERCISE (#)   REALIZED ($) (1)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ----                               ------------   ----------------  -----------   -------------   -----------   -------------
Jerald Kamiel ...................         --               --          20,000    0               357,000       0
Alexander J. Sistarenik .........        500            7,800           9,880    0               223,125       0
William J. Wilson ...............      4,500           27,500          12,500    0               176,394       0

(1) Market value of the underlying securities at exercise date or fiscal year-end, as the case may be, minus the exercise price.

No stock options were granted to any executive officer during fiscal 2001.


EXECUTIVE EMPLOYMENT AGREEMENTS

     Jerald Kamiel, Seymour Lichtenstein, and William J. Wilson, all executive officer-directors of the Company, and Rodney Faver, an employee-director of the Company, are parties to Employment Agreements with the Company, which agreements were last amended and restated as of May 1, 2001. The term of the Employment Agreements with Messrs. Faver, Lichtenstein, and Wilson expire on September 30, 2003. The term of Mr. Kamiel's Employment Agreement expires on September 30, 2004, and will be extended each April 1 and October 1 for six months unless either party notifies the other of his or its intention to terminate the Employment Agreement at the end of the then existing term. Mr. Lichtenstein's Employment Agreement provides for a five-year consulting term after the expiration of his full time employment for a consulting fee equal to 66 2/3% of the greater of his last annual total compensation as a full time employee and the total of his last base salary as a full time employee plus the average of his last two annual bonuses. The Employment Agreements provide that each individual shall be compensated at a rate at least equal to his base salary for fiscal 2001 and provide for a death benefit equal to 150% of his annual total compensation at the date of his death. The Employment Agreements also require the Company to provide each of those individuals with specified life insurance benefits. In addition to delineating the duties and responsibilities of the individual, each Employment Agreement provides that if the Company terminates the individual's employment and, as to Mr. Lichtenstein, his consulting arrangement, other than for cause as defined in his Employment Agreement, as to Messrs. Faver and Wilson, if his employment term ends and is not renewed, and, as to Mr. Kamiel, if his employment term is not extended, (a) the individual shall be entitled to receive a multiple of his annual total compensation at the time of termination,
(b) the individual shall continue to receive certain fringe benefits for a period specified in his Employment Agreement, and (c) Mr. Kamiel can terminate his employment. The Employment Agreements also provide that each individual has the right to terminate his employment within six months of a change in control of the Company, as such term is defined in his Employment Agreement, and, as to Mr. Kamiel, if he is not made chief executive officer of the Company within six months after a vacancy occurs, and receive a lump sum payment equal to 2.99 times the average of the three highest of his annual total compensation from the Company over the previous five fiscal years plus a gross-up payment for any excise taxes. Pursuant to the Employment Agreements, if an individual's employment is terminated by the Company, the Company has the option to invoke certain covenants of non-competition.


COMPENSATION PURSUANT TO RETIREMENT PLANS

     The Company has three defined benefit pension plans for its employees which provide upon retirement (a) in the case of certain employees, benefits related to an employee's compensation and years of service to the Company and
(b) in the case of hourly employees, benefits related to years of service to the Company. Seymour Lichtenstein, Marvin S. Robinson, and William J. Wilson are the Trustees of each pension plan. The maximum pension benefit payable to an employee on the Company's management payroll including the executive officers based on 30 years of covered service (subject to limitations set forth in the Internal Revenue Code of 1986, as amended) will equal 45% of the average of his or her 60 highest consecutive months' compensation during the 120 months before the earlier of his or her retiring or attaining the maximum retirement age less an amount equal to 60% of his or her primary Social Security benefit.

     Contributions under the Company's pension plans are computed on an actuarial basis. Although the executive officers other than Seymour Lichtenstein (who, under applicable law, received his pension benefit in September, 1996) are participants in a Company pension plan, the amount of contribution or accrual in respect of a specified person cannot readily be separately calculated by the actuaries for the plans.

     The maximum annual benefits payable pursuant to the Company's pension plans for employees retiring on and after October 1, 1987, were limited by the Tax Reform Act of 1986 to $90,000 subject to increase as provided in that Act and limitations for retirements prior to the Social Security retirement age. (For 2001, the maximum amount was $140,000.) Additional limits imposed by the Revenue Reconciliation Act of 1993 ("RRA 93") affected the benefits payable pursuant to the Company's pension plans after September 30, 1994. The Company adopted, effective April 1, 1989, a Supplemental Executive Retirement Plan ("SERP") for certain executive employees which restored pension benefits limited by the legislation referred to in the two previous sentences and any future legislation. The Company terminated the SERP effective January 1, 1999, and replaced it with the Garan, Incorporated 1999 Restricted Stock Plan (see footnote 1, page 7). The participants in the SERP at the date of its termination were Messrs. Faver, Kamiel, S. Lichtenstein, and Wilson, all of whom were granted restricted stock awards under the new plan. The Company had purchased annuity contracts to fund substantially all of its obligations to participants in the SERP and reimbursed the participants for the current tax recognition resulting from such purchases. As a result, the restored pension benefit was calculated on an after-tax basis. As a result of RRA 93, the Company adopted, effective January 1, 1995, a Supplemental Benefit Retirement Plan ("SBRP") for all Company employees, excluding the former SERP participants, whose benefits were impacted by such legislation subject to a compensation limit for purposes of the benefit calculation. The Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA") effective for the Company on October 1, 2002, increased the benefit level limits imposed on the pension plan benefits by the prior legislation reducing the benefit required under the SBRP (offset by an increase in the pension benefit). During 2001, the Company revised the SBRP to remove its compensation limit for purposes of the benefit calculation. The SBRP benefits are funded without current tax recognition to the participants, who included Messrs. Robinson and Sistarenik and Mr. S. Lichtenstein's wife during 2001.

     The following table is illustrative of the amount of annual retirement benefits based upon compensation payable pursuant to the Company's pension plan on retirement of an employee at age 65:

     HIGHEST FIVE-YEAR                 ANNUAL BENEFIT FOR YEARS OF CREDITED SERVICE
AVERAGE ANNUAL COMPENSATION           PRIOR TO REDUCTION FOR SOCIAL SECURITY BENEFIT
- ----------------------------    ---------------------------------------------------------
                                   15              20              25              30
                                   --              --              --              --
  $100,000................      $ 22,500        $ 30,000        $ 37,500        $ 45,000
   200,000................        45,000          60,000          75,000          90,000
   300,000................        67,500          90,000         112,500         135,000
   400,000................        90,000         120,000         150,000*        180,000*
   500,000................       112,500*        150,000*        187,500*        225,000*
   600,000................       135,000*        180,000*        225,000*        270,000*

- ----------
* Pursuant to the Tax Reform Act of 1986, the maximum annual benefit payable pursuant to the Company's pension plan for salaried employees retiring on and after October 1, 1987, is $90,000 subject to increase as provided in that Act. (For 2001, the maximum amount was $140,000.) In addition, that Act provides (a) that the maximum annual benefit may be increased by benefits accrued prior to October 1, 1987, and (b) limitations for retirements prior to the Social Security retirement age. The Company's former SERP provided a benefit for certain executive employees equal to the annual retirement benefit described in the first paragraph of this section which is in all cases offset by 60% of a participant's primary Social Security benefit and by the benefit payable under the applicable pension plan. The Company's SBRP provides a benefit for other employees restoring benefits impacted by RRA 93 as adjusted by EGTRRA.

The current years of credited service of the individuals set forth in the table on page 7 are: Jerald Kamiel, 30; Marvin S. Robinson, 20; Alexander J. Sistarenik, 29; and William J. Wilson, 29. The maximum credited service which may be accrued is 30 years.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph should not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors reports to the Board of Directors with respect to compensation of executive officers as follows:

     The principal policy of the Compensation Committee in making compensation recommendations has been and is to relate the financial interests of the executive officers of Garan, Incorporated ("Company"), including the Company's principal officers, Jerald Kamiel, Seymour Lichtenstein (the Company's Chief Executive Officer), and William J. Wilson, to the operating results of the Company and shareholder value, which are considered to reflect the performance by the executive officers. In evaluating operating results, the Committee takes into account conditions impacting on the Company's operations and growth, and in assessing shareholder value, the Committee primarily takes into account dividends and book value as well as market value.

     The Compensation Committee has continued the Company's policy of maintaining annual base compensation at what the Committee believes are somewhat below competitive levels to permit reliance on bonuses to reflect officer performance, although the Compensation Committee uses total cash compensation (base compensation plus bonus) on a year-to-year basis for comparison with the Company's operating results and shareholder value in the same years. Based upon the foregoing, the Committee recommends an increase in the total cash compensation of Messrs. Kamiel, Lichtenstein, and Wilson in 2001 over their 2000 levels to reflect on a year-to-year basis the level of performance underlying the Company's operating results in the current economic environment, the continued quarterly and increased extra cash dividends, and the continued increase in book value on a per share basis during 2001.

     The Compensation Committee recommends to the Board of Directors that the Company's principal officers receive bonuses and total cash compensation for fiscal 2001 and base compensation for fiscal 2002 as follows:

                                   2001     2001 TOTAL CASH    2002 BASE
                                  BONUS       COMPENSATION    COMPENSATION
                               -----------  ---------------   ------------
Jerald Kamiel ................  $900,000       $1,275,000       $375,000
Seymour Lichtenstein .........   975,000        1,525,000        550,000
William J. Wilson ............   505,000          730,000        225,000

November 9, 2001

                                                 /s/ STEPHEN J. DONOHUE
                                          -------------------------------------
                                                   Stephen J. Donohue


                                                   /s/ FRANK MARTUCCI
                                          -------------------------------------
                                                     Frank Martucci


                                                /s/ MARVIN S. ROBINSON
                                          -------------------------------------
                                                  Marvin S. Robinson

                              SHAREHOLDER RETURN

     Set forth below is a line graph comparing the cumulative total return on the Company's Common Stock against the cumulative total return of the S&P Textiles (Apparel Manufacturers) Index and the AMEX Market Value Index for the period commencing September 30, 1996, and ending September 30, 2001.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
   GARAN, INCORPORATED COMMON STOCK, THE S&P TEXTILES (APPAREL MANUFACTURERS)
                     INDEX, AND THE AMEX MARKET VALUE INDEX


                               [GRAPHIC OMITTED]

             Garan, Incorporated            S&P Textiles                AMEX Market
                Common Stock        (Apparel Manufactures) Index        Value Index
9/30/96            100.00                      100.00                     100.00
9/30/97            147.81                      129.89                     125.90
9/30/98            184.68                       87.47                     113.20
9/30/99            227.89                       69.00                     145.56
9/30/00            164.80                       66.08                     179.39
9/30/01            273.99                       71.31                     155.47


_____ Garan, Incorporated     _ _ _ S&P Textiles (Apparel    ---- AMEX Market
      Common Stock                  Manufactures) Index           Value Index


COMPENSATION OF DIRECTORS

     Stephen J. Donohue, Richard A. Lichtenstein, Frank Martucci, and Perry Mullen each receives annual compensation of $12,500 and reimbursement of related travel expenses for services as a director. Tannenbaum Dubin & Robinson, LLP, the law firm which is counsel to the Company and of which Marvin
S. Robinson is a member, is paid for his services as a director at his usual billing rates for legal services. The directors who are full time employees of the Company (Rodney Faver, Jerald Kamiel, Seymour Lichtenstein, and William J. Wilson) do not receive separate compensation for their services as directors. All directors and officers of the Company have the opportunity to receive without cost long-term care and travel insurance coverage.

                           RATIFICATION OF AUDITORS

     The Board of Directors, acting upon the recommendation of its Audit Committee, has selected, subject to the ratification of shareholders, Citrin Cooperman & Company, LLP to be the Company's independent certified public accountants for the fiscal year ending September 30, 2002. Citrin Cooperman and its predecessor has audited the Company's consolidated financial statements for many years, and the Board of Directors considers them well qualified. The selection of Citrin Cooperman will be ratified if a majority of the votes cast are voted in favor of ratification. Abstentions and broker non-votes will not be treated as votes cast. It is intended that votes pursuant to the Proxies hereby solicited will be cast to ratify the selection of Citrin Cooperman as the Company's independent certified public accountants for the fiscal year ending September 30, 2002, unless a Proxy directs otherwise. No member of the firm of Citrin Cooperman & Company, LLP will be present and, accordingly, available to answer questions at the Company's Annual Meeting on March 1, 2002.


     Audit Fees. Citrin Cooperman billed the Company an aggregate of $222,580 in fees for professional services rendered for the audit of the Company's financial statements for fiscal 2001 and reviews of the financial statements included in the Company's quarterly reports on Form 10-Q with respect to the first three quarters of fiscal 2001.

     Financial Information System Design and Implementation Fees. Citrin Cooperman did not render any professional services described in Paragraph
(c)(4)(ii) of Rule 20-01 of Regulation S-X to the Company during fiscal 2001.

     All Other Fees. Citrin Cooperman billed the Company an aggregate of $140,888 in fees for professional services other than those described in the foregoing two paragraphs in fiscal 2001.

     The Audit Committee has determined that Citrin Cooperman's provision of services other than in connection with auditing or reviewing the Company's financial statements is compatible with maintaining its independence.


                                 OTHER MATTERS

     The Board of Directors does not know of any business to be presented at the Annual Meeting other than that which is specifically referred to in the Proxy and this Proxy Statement. If any other matters properly come before the meeting, it is the intention of the Proxy holders to vote in accordance with their best judgment.


                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 2003 Annual Meeting must be received by the Company at its executive offices, 350 Fifth Avenue, New York, New York 10118, for inclusion in the Proxy Statement and form of Proxy relating to that meeting by September 30, 2002. See Nominating Committee for a discussion of provisions for shareholder nominations to the Board of Directors.


                      EXPENSE OF SOLICITATION OF PROXIES

     The cost of this solicitation of Proxies will be borne by the Company. The Proxies will be solicited principally through the use of the mails, but officers and regular employees of the Company may solicit Proxies personally or by telephone. The Company has engaged Georgeson Shareholder Communication, Inc. which will provide, among other services, assistance in the solicitation of proxies for a fee of approximately $8,000. The Company reimburses banks, brokerage houses, and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding proxy material to their principals.

                      By Order of the Board of Directors,

                                                          MARVIN S. ROBINSON

                                                                      Secretary

New York, New York
January 28, 2002

GRNCM-PS-02

                               GARAN, INCORPORATED

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                  MARCH 1, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


KNOW ALL MEN BY THESE PRESENTS, that the undersigned constitutes and appoints SEYMOUR LICHTENSTEIN and MARVIN S. ROBINSON, or either of them, with power of substitution, as attorneys and proxies to appear and to vote all the shares of stock standing in the name of the undersigned at the Annual Meeting of Shareholders of GARAN, INCORPORATED to be held at the Marriott, 1700 Jefferson Davis Highway, Arlington, Virginia, on March 1, 2002 at 1:30 p.m., Eastern Standard Time, and at any and all adjournments thereof, as specified on the reverse.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD

                       PROMPTLY IN THE ENCLOSED ENVELOPE.
                       ----------------------------------

Please date and sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

     HAS YOUR ADDRESS CHANGED?              DO YOU HAVE ANY COMMENTS?

     ---------------------------------      -------------------------------

     ---------------------------------      -------------------------------

     ---------------------------------      -------------------------------



/X/ PLEASE MARK VOTES
AS IN THIS EXAMPLE

                               GARAN, INCORPORATED
                               -------------------

Mark box at right if an address change or comment has been noted on the reverse side of this card. / /

CONTROL NUMBER:
RECORD DATE SHARES:

Please be sure to sign and date this Proxy. Date


- ------------Shareholder sign here------------------Co-owner sign here-----------

DETACH CARD

1.   Election of Directors.                                      With-
     Nominees (for a term of three years each):                  hold
                                                        For All  From    For All
                                                       Nominees  All     Except

             (01) Richard A. Lichtenstein                 / /      / /      / /
             (02) Seymour Lichtenstein                    / /      / /      / /
             (03) Marvin S. Robinson                      / /      / /      / /



Instruction: To withhold authority to vote for any nominee, mark the For All Except box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

                                                         For    Against  Abstain

2.   Ratification of selection of independent            / /      / /      / /
     certified public accountants for the
     fiscal year ending September 30, 2002.



3. In their discretion, the Proxies are authorized to vote upon any other business which may properly come before the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED WITH RESPECT TO THE PROPOSALS REFERRED TO IN ITEMS 1 AND 2 ABOVE, BUT IN THE ABSENCE OF SUCH DIRECTION, EXCEPT FOR BROKER NON-VOTES, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR REFERRED TO IN ITEM 1 AND FOR THE PROPOSAL REFERRED TO IN ITEM 2.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated January 28, 2002.

                                  DETACH CARD